Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, August 18, 2011	TRADED: Nasdaq
LANCASTER COLONY REPORTS FISCAL YEAR AND FOURTH QUARTER RESULTS
COLUMBUS, Ohio, Aug. 18 —Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal year ended June 30, 2011, including these highlights:
•	Net sales increased three percent to $1,090 million versus $1,057 million last year.
•	Net income totaled $106.4 million or $3.84 per diluted share, compared to the prior year’s record net income of $115.0 million, or $4.07 per diluted share. Fiscal 2011 results included pretax income of $14.4 million (approximately 34 cents per share after taxes) associated with second and fourth quarter distributions under the Continued Dumping and Subsidy Offset Act (CDSOA). In fiscal 2010, a second quarter pretax CDSOA distribution totaled $0.9 million (approximately two cents per share after taxes).
•	The cash dividend was increased for the 48th consecutive year, and shares were repurchased at a cost of approximately $43.1 million.
•	The balance sheet remained strong with no debt outstanding and over $132 million in cash and equivalents.
Fourth Quarter Results
Highlights of the fourth quarter ended June 30, 2011 included the following:
•	Net sales increased three percent to $256 million versus $248 million in the year ago quarter.
•	Specialty Foods net sales totaled a fourth quarter record of $230 million, an increase of six percent above the prior year’s fourth quarter total. Contributing to this improvement were greater foodservice volumes, this year’s later Easter, the success of recently introduced retail products and both retail and foodservice pricing increases. Retail sales were constrained by factors such as challenging economic conditions faced by consumers and higher levels of trade promotions. Higher material and freight costs, along with a less favorable sales mix, contributed to segment operating income declining by 10 percent to $34.2 million from $38.2 million a year ago.
•	Glassware and Candles sales of $25.7 million declined due to lower candle sales. The segment’s quarterly operating loss of $1.3 million compared to a loss of less than $0.1 million a year ago. Higher paraffin wax costs and lower sales and production volumes primarily accounted for the decline.
•	Fourth quarter net income totaled $29.3 million, or $1.07 per diluted share, versus the year ago net income of $22.8 million, or $.81 per diluted share. The quarter’s results included a pretax CDSOA distribution of $13.4 million (approximately 33 cents per share after taxes).
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PAGE 2 / LANCASTER COLONY REPORTS FISCAL YEAR AND 4TH QUARTER RESULTS
Fiscal 2011 Commentary
Chairman and CEO John B. Gerlach, Jr. said, “Fiscal 2011 earnings per share were the second highest in company history, following our record high fiscal 2010. Significantly higher material costs and continuing economic weakness challenged our comparative results for both the full year and fourth quarter. Helping support our top-line growth this past year was the introduction of several new retail non-frozen food products, including our Marzetti® Simply Dressed™ line of refrigerated salad dressings and Marzetti® Otria™ Greek yogurt-based vegetable dips. Candle sales benefitted from additional product placement. We were able to implement higher pricing to mitigate, although not fully offset, materials cost inflation encountered by both operating segments.”
Fiscal 2012 Commentary
Mr. Gerlach added, “Fiscal 2012 sales should continue to benefit from the rollout of new retail food products and generally higher pricing. New food product emphasis this year is focused on frozen items. Among products expected to add sales in the first half of fiscal 2012 are New York Brand® Garlic Knots and Sister Schubert’s® soft pretzel rolls and mini-baguettes. Many material costs will likely remain markedly above year-ago levels for at least the first half of fiscal 2012. We also elected not to pursue lower-margin holiday candle sales due to the lack of acceptable returns at current input costs. Overall results will depend upon sales volumes, material cost trends and operational improvements.”
He also said, “We remain well-positioned to support future growth given the strength of our market positions and a solid and flexible balance sheet.”
Conference Call on the Web
The company’s fiscal year and fourth quarter conference call is scheduled for this morning, August 18, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
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PAGE 3 / LANCASTER COLONY REPORTS FISCAL YEAR AND 4TH QUARTER RESULTS
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA “). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend.” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. For example, fluctuations in material and freight costs, over which we have limited control, may significantly influence our financial results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form lO-K and Quarterly Reports on Form 1O-Q, as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com
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PAGE 4 / LANCASTER COLONY REPORTS FISCAL YEAR AND 4TH QUARTER RESULTS
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$256,034	$248,005	$1,089,946	$1,056,608
Cost of sales	202,454	188,080	847,517	786,276

Gross margin	53,580	59,925	242,429	270,332
Selling, general & administrative expenses	22,984	24,625	95,425	93,821
Restructuring and impairment charges	—	179	—	2,312

Operating income	30,596	35,121	147,004	174,199
Interest income and other — net	13,392	(7)	14,502	939

Income before income taxes	43,988	35,114	161,506	175,138
Taxes based on income	14,695	12,299	55,142	60,169

Net income	$29,293	$22,815	$106,364	$114,969

Net income per common share:(a)

Net income — basic	$1.07	$.81	$3.84	$4.08
Net income — diluted	$1.07	$.81	$3.84	$4.07
Cash dividends per common share	$.33	$.30	$1.29	$1.185
Weighted average common shares outstanding:
Basic	27,391	28,176	27,664	28,144
Diluted	27,413	28,205	27,689	28,174

(a)	Based on the weighted average number of shares outstanding during each period.
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PAGE 5 / LANCASTER COLONY REPORTS FISCAL YEAR AND 4TH QUARTER RESULTS
LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
NET SALES
Specialty Foods	$230,317	$217,345	$922,856	$893,256
Glassware and Candles	25,717	30,660	167,090	163,352

	$256,034	$248,005	$1,089,946	$1,056,608

OPERATING INCOME (LOSS)
Specialty Foods	$34,193	$38,194	$155,218	$176,194
Glassware and Candles	(1,280)	(40)	3,764	9,445
Corporate expenses	(2,317)	(3,033)	(11,978)	(11,440)

	$30,596	$35,121	$147,004	$174,199

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	June 30,
	2011	2010
ASSETS
Current assets:
Cash and equivalents	$132,266	$100,890
Receivables — net of allowance for doubtful accounts	63,762	67,766
Total inventories	111,885	121,509
Deferred income taxes and other current assets	25,283	27,234

Total current assets	333,196	317,399
Net property, plant and equipment	185,282	166,097
Other assets	103,611	102,957

Total assets	$622,089	$586,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,570	$41,904
Accrued liabilities	33,586	36,049

Total current liabilities	76,156	77,953
Other noncurrent liabilities and deferred income taxes	28,394	23,592
Shareholders’ equity	517,539	484,908

Total liabilities and shareholders’ equity	$622,089	$586,453

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